As filed with the Securities and Exchange Commission on July 11, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADTRAN HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	87-2164282
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

901 Explorer Boulevard

Huntsville, Alabama 35806-2807

Tel No.: (256) 963-8000

(Address of Principal Executive Offices, including Zip Code)

ADTRAN, INC. 2020 EMPLOYEE STOCK INCENTIVE PLAN

ADTRAN, INC. 2020 DIRECTORS STOCK PLAN

ADTRAN, INC. 2015 EMPLOYEE STOCK INCENTIVE PLAN

ADTRAN, INC. 2006 EMPLOYEE STOCK INCENTIVE PLAN

ADTRAN, INC. DEFERRED COMPENSATION PROGRAM FOR EMPLOYEES

ADTRAN, INC. DEFERRED COMPENSATION PROGRAM FOR DIRECTORS

ADTRAN, INC. 401(K) EMPLOYEE SAVINGS PLAN

(Full titles of the plans)

Michael Foliano

Chief Financial Officer

ADTRAN Holdings, Inc.

901 Explorer Boulevard

Huntsville, Alabama 35806-2807

Tel No.: (256) 963-8000

(Name, address, and telephone number, including area code, of agent for service)

With a Copy to:

Timothy W. Gregg

Maynard, Cooper & Gale, P.C.

1901 Sixth Avenue North

1700 Regions/Harbert Plaza

Birmingham, Alabama 35203

(205) 254-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by ADTRAN Holdings, Inc., a Delaware corporation (“ADTRAN Holdings” or the “Registrant”), to register (a) the issuance of an aggregate of 7,574,471 shares of common stock, par value $0.01 per share, of ADTRAN Holdings, Inc. (the “Shares”), which are issuable pursuant to (i) the ADTRAN, Inc. 2020 Employee Stock Incentive Plan, (ii) the ADTRAN, Inc. 2020 Directors Stock Plan, (iii) the ADTRAN, Inc. 2015 Employee Stock Incentive Plan, (iv) the ADTRAN, Inc. 2006 Employee Stock Incentive Plan (items (i) through (iv), collectively, the “Equity Plans”), and (v) the ADTRAN, Inc. 401(k) Employee Savings Plan (the “401(k) Plan”) and (b) unsecured general obligations of the Registrant to pay up to $21,000,000 of deferred compensation from time to time in the future in accordance with the terms of the ADTRAN, Inc. Deferred Compensation Program for Employees and the ADTRAN, Inc. Deferred Compensation Program for Directors (the “Deferred Compensation Plans” and, together with the Equity Plans and the 401(k) Plan, the “Plans”). The Equity Plans and Deferred Compensation Plans were assumed from ADTRAN, Inc., a Delaware corporation (the “Predecessor”), upon the closing of the Merger (as defined below).

On August 30, 2021, the Predecessor; the Registrant, a Delaware corporation which, at the time, was a direct, wholly owned subsidiary of the Predecessor; Acorn MergeCo, Inc., a Delaware corporation and wholly-owned subsidiary of the Registrant (“Merger Sub”); and ADVA Optical Networking SE, a company organized and existing under the laws of Germany (“ADVA”), entered into a Business Combination Agreement (the “Business Combination Agreement”), pursuant to which (a) Merger Sub agreed to merge with and into the Predecessor, with the Predecessor surviving the business combination as a wholly-owned subsidiary of the Registrant (the “Merger”) and (b) the Registrant agreed to submit a voluntary public exchange takeover offer to the holders of ADVA shares (the “Exchange Offer” and, together with the Merger, the “Business Combination”). Pursuant to the Business Combination Agreement, the Registrant assumed all of the obligations of the Predecessor under the Equity Plans and the Deferred Compensation Plans and all outstanding awards thereunder upon the Closing of the Merger.

Upon the Merger becoming effective at 7:00 am Eastern Time on July 8, 2022 (the “Merger Effective Time”), (a) each option to purchase a share of common stock of the Predecessor (each, a “Predecessor Option”) outstanding immediately prior to the Merger Effective Time was assumed by the Registrant and converted, on a one-for-one basis (the “Conversion Ratio”), into an option to purchase a Share of the Registrant, in each case subject to the same terms and conditions (including the same per-share exercise price) as those that applied to the Predecessor Options; and (b) each Predecessor restricted stock unit (“RSU”), Predecessor performance share unit (“PSU”), and Predecessor restricted stock award (each, a “Predecessor Stock-Based Award”) outstanding immediately prior to the Merger Effective Time was assumed by the Registrant and converted, based on the Conversion Ratio, into an award in respect of Shares of the Registrant, in each case subject to the same terms and conditions as those that applied to the Predecessor Stock-Based Awards (except that for the Predecessor PSUs, performance conditions were eliminated and such Predecessor PSUs converted into a number of RSUs based upon an assumed target level of performance). In addition, upon the Merger Effective Time, the Registrant assumed the Deferred Compensation Plans and the unsecured obligations to pay deferred compensation in the future to participating members thereunder (the “Deferred Compensation Obligations”). The Registrant’s Shares trade on the same exchange, the NASDAQ Global Market, and under the same trading symbol, “ADTN,” as the shares of the Predecessor prior to the Merger. The Registrant is considered the successor to the Predecessor for certain purposes under both the Securities Act and the Securities Exchange Act of 1934, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available without charge, upon written or oral request to: ADTRAN Holdings, Inc., 901 Explorer Boulevard, Huntsville, Alabama 35806-2807; telephone (256) 963-8000; Attention: Corporate Secretary.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Predecessor or the Registrant with the Commission, are incorporated by reference and made a part hereof:

•	The Predecessor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on February 25, 2022;

•

The information contained in the Predecessor’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March  29, 2022 and incorporated into Part III of the Predecessor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021;

•	The Predecessor’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Commission on May 6, 2022;

•	The Predecessor’s Current Reports on Form 8-K filed with the Commission on January 6, 2022; April 6, 2022; May 13, 2022; May 23, 2022; and July 8, 2022;

•

The Registrant’s Current Report on Form 8-K filed with the Commission on July 11, 2022 (which evidences the registration of the Registrant’s Shares under Section 12 of the Exchange Act and includes therein a description of the Shares), including any amendment or report filed for the purpose of updating such description; and

•	The annual report on Form 11-K filed for the Predecessor’s 401(k) Employee Savings Plan for the fiscal year ended December 31, 2021, as filed with the Commission on June 28, 2022.

The Registrant is not incorporating by reference any Current Reports on Form 8-K through which it furnished, rather than filed, information with the Commission.

Additionally, all reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the effective date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports and other documents.

Any statement contained herein or in any document to be incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The Registrant’s Deferred Compensation Plans provide a select group of management employees (“Eligible Employees”) and directors of the Registrant the opportunity to defer the receipt of certain compensation. Such Deferred Compensation Obligations will be general unsecured obligations of the Registrant to pay deferred compensation in the future to participating Eligible Employees and directors (the “Participants”) in accordance with the terms of the Deferred Compensation Plans.

Under the ADTRAN, Inc. Deferred Compensation Program for Employees, Eligible Employees may elect to defer all or a portion of specified bonuses and up to 25% of their remaining cash compensation. Similarly, the ADTRAN, Inc. Deferred Compensation Program for Directors enables eligible directors to defer all or a portion of monetary remuneration paid to the directors, including, but not limited to, meeting fees and annual retainers.

No amount payable under the Plans shall be subject to alienation, assignment, garnishment, attachment, execution or levy except as may be required by law. The duration of the Plans is indefinite, however, the Registrant reserves the right to terminate or amend the Plans at any time.

The total amount of the Deferred Compensation Obligations cannot be determined as the amount will vary based on the level of participation in the Plans and each Participant’s amount of deferral compensation.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer, of corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Under Section 145(c) of the DGCL, present and former directors, and certain present and former officers, who have been successful on the merits or otherwise in defense of any action, suit or proceeding referenced in Section 145(a) or 145(b) of the Delaware General Corporation Law, or in defense of any claim, issue or matter therein, are entitled to mandatory indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(e) of the DCGL permits a corporation to pay expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

Section 145(g) of the DCGL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

As permitted by the DGCL, the Registrant’s Amended and Restated Certificate of Incorporation provides that (1) the Registrant is required to indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, to the fullest extent permitted by the DGCL as it exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than said law permitted the Registrant to provide prior to such amendment); provided, however, that with respect to proceedings seeking to enforce rights to indemnification, the Registrant shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Registrant; (2) it is permitted to indemnify its other employees and agents to the extent to the fullest extent permitted by the DGCL as it exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than said law permitted the Registrant to provide prior to such amendment); (3) it is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding, provided, however, that, if the DGCL requires it, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon an undertaking by such director or officer to repay all amounts so advanced if it shall ultimately be determined that they are not entitled to be indemnified; and (4) the rights conferred in its Amended and Restated Certificate of Incorporation are not exclusive.

As permitted by the DGCL, the Registrant’s Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of the Registrant’s directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (3) under Section 174 of the DGCL (regarding unlawful dividends, stock purchases and redemptions); or (4) for any transaction from which the director derived an improper personal benefit. If the DGCL is subsequently amended to further eliminate or limit the liability of a director then a director of the Registrant, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended DGCL.

The Registrant maintains directors’ and officers’ liability insurance covering the directors and officers of the Registrant against claims arising out of the performance of their duties as such. The Registrant also has entered into indemnification agreements with its non-employee directors providing such individuals with rights to indemnification and expense advancement to the fullest extent permitted under the law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement.

Exhibit No.	Exhibit Description

3.1	Amended and Restated Certificate of Incorporation of ADTRAN Holdings, Inc. (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated July 8, 2022 and incorporated herein by reference)

3.2	Amended and Restated Bylaws of ADTRAN Holdings, Inc. (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated July 8, 2022 and incorporated herein by reference)

4.1	ADTRAN, Inc. 2020 Employee Stock Incentive Plan (filed as Exhibit 10.1 to the Predecessor’s Quarterly Report on Form 10-Q filed August 7, 2020 and incorporated herein by reference)

4.2	ADTRAN, Inc. 2020 Directors Stock Plan (filed as Exhibit 10.2 to the Predecessor’s Quarterly Report on Form 10-Q filed August 7, 2020 and incorporated herein by reference)

4.3	ADTRAN, Inc. 2015 Employee Stock Incentive Plan (filed as Exhibit 10.1 to the Predecessor’s Current Report on Form 8-K filed on May 15, 2015 and incorporated herein by reference).

4.4	ADTRAN, Inc. 2006 Employee Stock Incentive Plan (filed as Exhibit 4.1 to the Predecessor’s Registration Statement on Form S-8 filed May 9, 2006 and incorporated herein by reference).

4.5	ADTRAN, Inc. Deferred Compensation Program for Employees, as amended and restated as of June 1, 2010 (filed as Exhibit 10.3(n) to the Predecessor’s Form 10-K filed February 24, 2016 and incorporated herein by reference).

4.6	ADTRAN, Inc. Deferred Compensation Program for Directors, as amended and restated as of June 1, 2010 (filed as Exhibit 10.3(o) to the Predecessor’s Form 10-K filed February 24, 2016 and incorporated herein by reference).

5.1*	Opinion of Maynard, Cooper & Gale, P.C., counsel to the Registrant

5.2*†	Internal Revenue Service Advisory Letter dated as of March 31, 2014

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2*	Consent of Maynard, Cooper & Gale, P.C. (contained in Exhibit 5.1 to this Registration Statement)

24.1*	Powers of Attorney (included on the signature pages to this Registration Statement)

107.1*	Filing Fee Table

*	Filed herewith.
†

With respect to the ADTRAN, Inc. 401(k) Employee Savings Plan, in lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5) of Regulation S-K, the Registrant submitted the Plan to the Internal Revenue Service and received an advisory letter dated March 31, 2014.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntsville, State of Alabama, on July 11, 2022.

ADTRAN, INC.

/s/ Thomas R. Stanton
Name:	Thomas R. Stanton
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Huntsville, State of Alabama, on July 11, 2022.

ADTRAN, Inc. 401(k) Employee Savings Plan

/s/ Michael Foliano
Name:	Michael Foliano
Title:	Plan Administrator

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas R. Stanton and Michael Foliano, and each of them severally, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or his, her or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed below by the following persons in the capacities indicated on the 11th day of July, 2022.

Signature	Title
/s/ Thomas R. Stanton	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)
Thomas R. Stanton

/s/ Michael Foliano	Senior Vice President of Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Michael Foliano

/s/ H. Fenwick Huss	Director
H. Fenwick Huss

/s/ Gregory McCray	Director
Gregory McCray

/s/ Balan Nair	Director
Balan Nair

/s/ Jacqueline H. Rice	Director
Jacqueline H. Rice

/s/ Kathryn A. Walker	Director
Kathryn A. Walker